Exhibit 99.1

NEWS RELEASE For Immediate Release

Impac Mortgage Holdings, Inc. Reports First Quarter Net Earnings Per Diluted Share of $2.23 for the First Quarter 2005 as compared to $0.15 for the First Quarter 2004.

Estimated Taxable Income Per Diluted Common Share was $0.75 for the First Quarter 2005 as compared to $0.75 for the First Quarter 2004.

NEWPORT BEACH, CA. – Friday, May 13, 2005– Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports first quarter 2005 net earnings which increased to $173.6 million, or $2.23 per diluted share as compared to net earnings of $9.4 million, or $0.15 per diluted share, for the first quarter 2004. The increase in net earnings was primarily the result of a change in the value of the derivative instruments, whereby, the Company records the change as an expense or revenue in the current period. First quarter 2005 estimated taxable income available to common stockholders was $56.8 million or $0.75 per diluted common share as compared to $45.5 million or $0.75 per diluted common share, for the first quarter 2004. For a reconciliation of net earnings to estimated taxable income please refer to the enclosed schedule. The Company’s audited 2004 Form 10-K/A and first quarter 2005 Form 10-Q were filed after the Securities Exchange Commission (“SEC”) closed today and will be available on Monday, May 16, 2005.

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “While we have been operating in a very challenging interest rate and regulatory environment, we continue to believe that our fundamentals are solid and long term prospects for the Company remain positive.” Mr. Tomkinson further commented, “ we continue to expect solid loan acquisitions and originations and are currently on track to reach $30.0 billion in total assets by the end of this year.”

Financial Highlights for First Quarter 2005

•	Estimated taxable income per diluted share increased 10% to $0.75 compared to $0.68 for the fourth quarter of 2004 and $0.75 for the first quarter of 2004;

•	Cash dividends declared per common share were $0.75 for the first quarter of 2005 and the fourth quarter of 2004 and $0.65 for the first quarter of 2004;

•	Total assets increased to $25.7 billion as of March 31, 2005 from $23.8 billion as of December 31, 2004 and $12.9 billion as of March 31, 2004;

•	Book value per share increased 13% to $13.31 as of March 31, 2005 compared to $11.80 as of December 31, 2004 and $8.96 as of March 31, 2004;

•	Total market capitalization decreased to $1.4 billion as of March 31, 2005 compared to $1.7 billion as of December 31, 2004 and March 31, 2004;

•	Dividend yield as of March 31, 2005 was 15.6%, based on annualized first quarter cash dividend of $0.75 per share and closing stock price of $19.18 per share;

•	The mortgage operations acquired and originated $4.7 billion of primarily Alt-A mortgages compared to $6.4 billion for the fourth quarter of 2004 and $3.5 billion for the first quarter of 2004;

•	The long-term investment operations retained $3.3 billion of primarily Alt-A mortgages compared to $4.8 billion for the fourth quarter of 2004 and $2.9 billion for the first quarter of 2004; and

•	Impac Multifamily Capital Corporation originated $165.3 million of multi-family mortgages compared to $123.4 million for the fourth quarter of 2004 and $94.5 million for the first quarter of 2004.

Conference Call & Live Web Cast

Date:	Monday, May 16, 2005
Time:	9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker:	Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
Subject:	First quarter 2005 results of operations
Dial In:	(800) 350-9149, conference ID number 5959500

Live Webcast/ & Archive:	http://www.impaccompanies.com, link to Stockholder Relations / Presentations

A digital replay will be also available beginning on May 16, 2005 approximately 2 hours following call and ending on May 18, 2005. To participate in the replay dial 800 642 1687 or 706 645 9291 conference ID 5959500

Monthly Fact Sheet

The Company posts to its web site a monthly unaudited fact sheet. The monthly unaudited fact sheet is posted on or around the last day of the following month. The March 2005 unaudited fact sheet will be posted on Friday, May 13, 2005. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Impac Mortgage Holdings, Inc. / Stockholder Relations / Contact IR / Email Alerts.

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated (dollars in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2005 (1)	2004 (1)
Net earnings	$173,610	$9,372
Adjustments to net earnings:
Loan loss provision	6,074	9,725
Tax deduction for actual loan losses	(3,240)	(2,022)
Anticipated partial worthlessness deduction on warehouse advances	—	(6,000)
Fair value of derivatives (2)	(128,878)	26,647
Dividends on preferred stock	(3,624)	—
Net earnings of IFC (3)	(16,166)	(11,538)
Dividend from IFC (4)	16,850	7,500
Elimination of inter-company loan sales transactions (5)	12,184	11,861

Estimated taxable income available to common stockholders (6)	$56,810	$45,545

Estimated taxable income per diluted common share (6)	$0.75	$0.75

Diluted weighted average shares outstanding	76,245	60,812

(1)	Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings meets the requirement of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.

(2)	The mark-to-market change for the valuation of derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations. Unrealized fair value of derivatives is a component of gain (loss) on derivatives in the financial statements.

(3)	Represents net earnings of IFC, a taxable REIT subsidiary, which may not necessarily equal taxable income. Distributions from IFC to IMH may exceed IFC’s net earnings, however, IMH can only recognize as dividend distributions received from IFC as taxable income to the extent that IFC’s distributions are from current or prior period undistributed taxable income. Any dividends paid to IMH by IFC in excess of IFC’s cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in IFC. Any distributions by IFC in excess of IMH’s capital investment in IFC would be taxed as capital gains.

(4)	Dividends of $11.9 million were paid to IMH during April 2005 from IFC’s first quarter estimated taxable income.

(5)	Includes the elimination of the tax effect of inter-company loan sales and the amortization of tax expense, or amortization of deferred charge on the consolidated financial statements, of loan sales between IFC and IMH.

(6)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; the ability to generate sufficient liquidity and conduct our operations as planned; the ability to access the equity markets; delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise as a result of, among other things, market conditions; the ability to generate taxable income and to pay dividends; interest rate fluctuations and changes in expectations of future interest rates; changes in prepayment rates or effectiveness of prepayment penalties on our mortgages; the availability of financing and, if available, the terms of any financing; continued ability to access the securitization markets or other funding sources; risks related to our ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures due to reported, or potential, material weaknesses and the ability to remediate any material weaknesses; changes in markets which the Company serves; the effectiveness of risk management strategies; and changes in other general market and economic conditions. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10Q for the period ending March 31, 2005. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A residential mortgage loans. The Mortgage Operations primarily acquires and originates and sells or securitizes Alt-A mortgage loans, and the Warehouse Lending Operations provides short-term lines of credit to originators of mortgage loans. The Company is organized as a REIT for tax purposes, which allows it generally to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com